Exhibit 99.1

For Immediate Release
Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858
FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309 Fax: 989-775-5501
Isabella Bank Corporation Announces 2018 Third Quarter Dividend
Mt. Pleasant, Michigan, August 24, 2018 - Isabella Bank Corporation (OTCQX:ISBA), announced today that the Board of Directors of the Corporation declared a third quarter cash dividend of $0.26 per common share at its regular meeting held on August 22, 2018. The dividend will be payable on September 28, 2018 to shareholders of record as of September 26, 2018. Based on ISBA’s closing stock price of $26.75 per share as of August 23, 2018, the annual dividend yield is 3.89%.
“I am pleased to announce our third quarter dividend of $0.26 per share which our Board approved this week”, commented Jae A. Evans, President and Chief Executive Officer of Isabella Bank Corporation. “The growth trends within our loans, deposits, and investment and trust services continue at Isabella Bank, the Corporation’s banking subsidiary, which are an essential element to our success and ability to provide an attractive dividend yield to our shareholders.”
At this same meeting, the Board of Directors approved a resolution to increase its share repurchase program by an additional 200,000 shares, raising the current authorization available under the program to 204,617 shares. The Corporation has repurchased to date 1,637,957 shares under the existing authorization.
The authorization does not have an expiration date. Stock repurchases under the program may be made from time to time as the Corporation deems appropriate, based on factors such as share price, market conditions, share availability, purchase needs under the Corporation's employee stock purchase and dividend reinvestment plan, and other relevant factors. There can be no assurance as to the number of shares the Corporation will purchase, if any, and the program may be modified, renewed, suspended or terminated by the Corporation at any time without prior notice.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is headquartered in Mt. Pleasant, Michigan with total assets of $1.8 billion as of June 30, 2018. Isabella Bank, the banking subsidiary of Isabella Bank Corporation, was established in 1903 and has been committed to serving the local banking needs of our customers and communities for 115 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust and estate planning services. The Bank has 30 banking locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw. The Corporation employs more than 400 individuals and has been recognized on the Detroit Free Press list of “Top Workplaces” for the past five years.
For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com) and its investor relations firm is Renmark Financial Communications, Inc. (www.renmarkfinancial.com).

Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward-Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.